Exhibit No. 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-109956 and 333-108509) pertaining to the Journal Communications, Inc. 2003 Equity Incentive Plan and the Journal Communications, Inc. 2003 Employee Stock Purchase Plan of Journal Communications, Inc. of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Journal Communications, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 3, 2004